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                                                                   EXHIBIT 10.27

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), entered into effective October 1, 1998, is between Novellus Systems, Inc., a California corporation (the "Company"), and Richard Hill ("Executive") (collectively, "the parties").

                                    RECITALS

         1. Executive has been employed by the Company and is currently serving as the Chairman and Chief Executive Officer.

         2. The Company desires to continue to employ Executive and to assure itself of the continued services of Executive for the term of this Agreement, and Executive desires to be employed by the Company for such period, upon the following terms and conditions.

                                    AGREEMENT

         ACCORDINGLY, the parties agree as follows:

         1. PERIOD OF EMPLOYMENT

                  a. BASIC TERM. The Company shall continue to employ Executive to render services to the Company in the position and with the duties and responsibilities described in Section 2 from the date of this Agreement through December 31, 2001 (the "Term Date"), unless Executive's employment is terminated sooner in accordance with Section 4 below.

         2. POSITION, DUTIES, RESPONSIBILITIES

                  a. POSITION: Executive is employed by the Company to render services to the Company in the position of Chairman and Chief Executive Officer and shall perform all services appropriate to that position, as well as such other services as may reasonably be assigned by the Company. Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall report to the Board of Directors of the Company.

                  b. OTHER ACTIVITIES. Except upon the prior written consent of the Company, Executive will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of, the Company. Notwithstanding the foregoing, while the Company does not request Executive's service on the boards of directors of other corporations, the Company does not, in principle, object to such service where Executive would have no conflict of interest with duties owed to the Company.

                  c. PROPRIETARY INFORMATION. "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or any Affiliate, or its employees, clients, consultants, or business associates,



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which was produced by any employee of the Company, or any Affiliate, in the course of his or her employment or otherwise produced or acquired by or on behalf of the Company, or any Affiliate. All Proprietary Information not generally known outside of the Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to: (i) formulas, teaching and development techniques, processes, trade secrets, computer programs, electronic codes, inventions, improvements, and research projects;
(ii) information about costs, profits, markets, sales, and lists of customers or clients; (iii) business, marketing, and strategic plans; and (iv) employee personnel files and compensation information. Executive should consult any Company procedures instituted to identify and protect certain types of Confidential Information, which are considered by the Company to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

                  d. GENERAL RESTRICTIONS ON USE. During the Period of Employment, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of the Company and as is necessary to carry out his responsibilities under this Agreement. Following termination, Executive shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by the Company. The publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the Company.

         3. COMPENSATION. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

                  a. The Company shall continue to pay Executive at an initial base annual salary equivalent to Executive's current annual base rate of pay of $382,885.00, payable bi-weekly. Payment of Executive's current base rate of pay is subject to a temporary fifteen percent (15%) reduction, pursuant to the Company's management's decision to temporarily reduce the annual base salaries of all of its officers. At such time when the Company's management decides to restore the annual base salaries of its officers to their prior base rate of pay or higher, the Company shall adjust Executive's base annual salary to $525,000.00. Thereafter, Executive's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees. Executive shall also be eligible to participate in the Company's executive bonus plan, as already established by the Company, and as may be amended from time to time in the Company's sole discretion.

                  b. Executive shall be eligible to participate in the Company's benefit plans, and to receive perquisites of employment, as established by the Company, and as may be amended from time to time in the Company's sole discretion at least equal to those provided to other Company officers.



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                  c. The Company shall pay any interest accrued to date and
shall, through December 31, 1999, pay any additional interest on the two relocation loans made by the Company to Executive in June and July 1997, as evidenced by the two promissory notes.

                  d. The Company shall pay the monthly dues, fees, and assessments for Executive's membership in a golf club, to be selected by Executive. Company shall also reimburse Executive in accordance with Company guidelines and procedures for golf club expenses associated with the normal course of conduct with customers.

                  e. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and social security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

         4. TERMINATION OF EMPLOYMENT

                  a. TERMINATION BY DEATH. Executive's employment shall terminate automatically upon the death of Executive. Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing, and shall continue to pay Executive's salary and benefits, bi-weekly, through the second full month after Executive's death. As of the date of death, all stock options available to Executive through the Term Date shall, in accordance with the terms of the Company's stock option plan and Executive's stock option agreements, be exercisable by the appropriate representative beneficiary of Executive's estate. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive's heirs to the benefits of any life insurance plan or other applicable benefits.

                  b. TERMINATION BY DISABILITY. If, in the sole opinion of the Company, Executive shall be prevented from properly performing his duties hereunder by reason of any physical or mental incapacity for a period of more than one hundred eighty (180) days in the aggregate in any twelve-month period, then, to the extent permitted by law, Company may relieve Executive of his duties. Company shall pay to Executive all compensation to which Executive is entitled up through the last day of the month in which the 180th day of incapacity occurs, and thereafter, the Company shall continue to employ Executive at 66 2/3% of his base annual salary at the time of disability and shall include Executive in the Company's health insurance benefit plans beginning on the 181st day of his disability, such payment of salary and inclusion in Company health insurance benefits to continue until Executive reaches age 65. Any long term disability insurance payments received by Executive shall be credited to the Company's obligation for such disability payments. The Executive's rights to exercise stock options shall be in accordance with the terms of the Company's stock option plan and Executive's stock option agreements. Nothing in this Section shall affect Executive's rights under any disability plan in which he is a participant.

                            Executive agrees that he shall, on or about the
first and second anniversary dates of this agreement, undergo at the Company's expense a complete medical examination.



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                  c. TERMINATION BY COMPANY NOT FOR CAUSE. At any time, Employer may terminate the Period of Employment Not For Cause for any reason by providing Executive ten (10) days' advance written notice, provided that Executive shall, in addition to all compensation due and owing through the last day actually worked, receive the following:

                            (i) The greater of a severance payment equal to two
years of the Executive's then current base salary, or his base salary through the Term Date per paragraph 1(a) above. The severance payment will be made in the form of salary continuation for two years (the "Severance Period"), payable on the Company's normal payroll schedule.

                            (ii) During the Severance Period, Executive will
continue to receive annual bonus payments equal to 150 percent of his then current base annual salary, payable in any year in which any bonus payments are made by the Company to any other employees. During the Severance Period, Executive's annual bonus payments, if any, shall be payable when the Company makes annual bonus payments to any other similarly situated employees.

                            (iii) Payment of the Executive's share of health
insurance premiums throughout the Severance Period and for a period of eighteen
(18) months thereafter. Thereafter, the Company shall use reasonable efforts to cause health insurance benefits to be made available to Executive and his dependents under the Company's group health insurance plans for as long as permitted under such plans.

                            (iv) Executive's stock options shall continue to
vest during the Severance Period. Executive shall not be required to exercise such options until three (3) years following the end of the Severance Period during which three (3) year period he shall serve as a consultant to the Company on terms agreeable to the Executive and the Company.

                            (v) Executive's obligation to repay the Company for
the relocation loans made by the Company to Executive in June and July 1997, evidenced by two promissory notes, shall not become payable until the end of the Severance Period. In the event that Executive's employment is terminated following a change of control, the Company shall pay interest on and shall not require repayment of the principal of the Executive's two relocation loans until the date two years following the end of the Severance Period.

                            (vi) The amount of any payment provided for in this
Section 4.c. shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer during the Severance Period so long as Executive does not violate the provisions of Section 5.d. below.

                            (vii) The severance benefits described in this
Section 4.c. shall be conditioned upon Executive's continued observance of the obligations described in Section 5.d. throughout the Severance Period. Should Executive engage in or pursue any of the activities described in Section 5.d. at any time during the Severance Period, all severance benefits described in this
Section 4.c. shall cease and the two promissory notes described in Section 4.c(v) shall become immediately due and payable in full.



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                  d. TERMINATION BY COMPANY FOR CAUSE. At any time, and without prior notice, the Company may terminate Executive's employment For Cause (as defined below). The Company shall pay Executive all compensation then due and owing; thereafter, all of the Company's obligations under this Agreement shall cease. Termination for "Cause" shall mean termination of Executive's employment because of Executive's (i) involvement in fraud, misappropriation or embezzlement related to the business or property of the company; (ii) conviction for, or guilty plea to, a felony; (iii) willful material breach of this Agreement; (iv) willful and continued failure to substantially perform his duties under this Agreement, provided, however, that if such Cause is reasonably curable, the company shall not terminate Executive's employment hereunder unless the Company first gives notice of its intention to terminate and the grounds of such termination, and the Executive has not within ninety (90) days following receipt of this notice, cured such Cause.

                  e. BY EXECUTIVE NOT FOR CAUSE. At any time, Executive may terminate the Period of Employment for any reason, with or without cause, by providing Employer thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to make termination of the Period of Employment effective at any time prior to the end of such notice period, provided Employer pays Executive all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Executive would have earned through the balance of the above notice period; thereafter, all of Employer's obligations under this Agreement shall cease.

                  f. BY EXECUTIVE FOR GOOD REASON. Executive may terminate, without liability, the Period of Employment for Good Reason (as defined below), provided Executive gives Employer ninety (90) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Employer shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Executive's notice to terminate shall be rescinded automatically; if not remedied, termination of the Period of Employment shall become effective upon expiration of the above notice period. In this event, Employer shall pay Executive all compensation due and owing through the last day actually worked including any accrued but unused vacation. Employer shall also have the option, in its complete discretion, to make termination effective at any time prior to the end of the notice period, provided that Employer pays Executive all compensation due and owing through the balance of the notice period (not to exceed ninety (90) days). Executive shall be entitled to exercise his right to terminate this Agreement for Good Reason only if he gives the required notice not more than ninety (90) days after the occurrence of the event that is the basis for the Good Reason. If Executive terminates the Period of Employment for Good Reason pursuant to the provisions of this Section 4.f., Executive shall receive the severance benefits described in and pursuant to the terms of subparagraphs 4.c.(i)-(vii) above.

                  Termination shall be for "Good Reason" if Executive voluntarily resigns following: (i) a change in Executive's position with employer which materially reduces Executive's level of responsibility; (ii) a relocation of Executive's principal place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Employer



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without Executive's consent; (iii) a reduction in base
compensation; or (iv) a reduction in bonus payments not permitted by this Employment Agreement.

         5. TERMINATION OBLIGATIONS

                  a. RETURN OF COMPANY'S PROPERTY Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment, belong to Company and shall be promptly returned to Company upon termination of Executive's employment.

                  b. REPRESENTATIONS AND WARRANTIES SURVIVE TERMINATION OF EMPLOYMENT. The representations and warranties contained herein, except Executive's obligations under Section 2(b), shall survive termination of Executive's employment and expiration of this Agreement.

                  c. COOPERATION IN PENDING WORK. Following any termination of Executive's employment, Executive shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive's acts or omissions while employed by Company.

                  d. NONCOMPETITION. Executive acknowledges and agrees that during his employment with the Company, he has had access to confidential information and the activities forbidden by this subsection would necessarily involve the improper use and disclosure of this confidential information. To forestall this use or disclosure, Executive agrees that during the Severance Period described in Section 4.c., Executive shall not, directly or indirectly,
(i) divert or attempt to divert from the Company (or any Affiliate) any business of any kind in which it is engaged; (ii) employ or recommend for employment any person employed by the Company (of any Affiliate); or (iii) engage in any business activity that is competitive with the Company (of any Affiliate) in any state where the Company conducts its business, unless Executive can prove that any of the above actions was done without the use of confidential information. In addition to the above restrictions on noncompetitive activity, and regardless of whether any use of confidential information is involved, Executive agrees that during the Severance Period Executive shall not, directly or indirectly,
(i) solicit any customer of the Company (or any Affiliate) known to Executive (while he was employed by the Company) to have been a customer with respect to products or services competitive with products or services offered by the Company; or (ii) solicit for employment any person employed by the Company (or any Affiliate).

         6. ALTERNATIVE DISPUTE RESOLUTION

         Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties, shall be



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submitted to mediation before a mutually agreeable mediator, which cost is to be borne by the Company. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved by arbitration. The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

         Claims Executive may have for Workers' Compensation or unemployment compensation benefits are not covered by this Agreement. Also not covered is either party's right to obtain provisional remedies or interim relief from a court of competent jurisdiction.

         Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. Company and Executive agree that arbitration shall be held in or near Santa Clara County, California, and shall be in accordance with the then current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in the State of California. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this section pertaining to Alternative Dispute Resolution.

         This Agreement to mediate and arbitrate survives termination of Executive's employment.

         7. NOTICES

         All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the Company:

        Novellus Systems, Inc.
        3970 North First Street
        San Jose, CA 95134
        Attn:  Corporate Secretary

with a copy to:

        Morrison & Foerster LLP
        755 Page Mill Road
        Palo Alto, CA  94304-1018
        Attn:  William D. Sherman, Esq.



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and to Executive at:

        Mr. Richard Hill
        187 Heather
        Atherton, CA  94047

with a copy to:

        Miller, Nash, Wiener, Hager & Carlsen LLP
        4400 Two Union Square
        601 Union Street
        Seattle, WA  98101-2322
        Attn:  John L. West, Esq.

         Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

         8. ENTIRE AGREEMENT

         This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by The Company. Except for any stock option agreements and any other agreements evidencing a loan or trust from the Company to Executive (including but not limited to the two loan agreements between Executive and the Company dated July 1, 1997 and July 31, 1997, and the agreement evidencing the creation of a trust for the benefit of Executive dated May 26, 1994, this Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

         9. AMENDMENTS, WAIVERS

         This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.     ASSIGNMENT; SUCCESSORS AND ASSIGNS

        Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors.



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Any purported assignment, transfer, or delegation shall be null and void.
Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest. Notwithstanding and subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         11. SEVERABILITY; ENFORCEMENT

         If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. 12. GOVERNING LAW

         The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

         13. ACKNOWLEDGMENT OF PARTIES

         The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.



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         14. DATE OF AGREEMENT

         The parties have duly executed this Agreement as of the date first written above.





                                        ----------------------------------------
                                           Richard Hill



                                        NOVELLUS SYSTEMS, INC.



                                        By:
                                           -------------------------------------
                                           Robert H. Smith
                                           Executive Vice President



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